EXHIBIT 10.1

UNITED STATES DISTRICT COURT
DISTRICT OF NEW HAMPSHIRE

IRVING S. BRAUN, individually and on behalf of all others
similarly situated,

Plaintiff,	CIVIL ACTION NO. 1:08-CV-00312-JL

vs.	(MAIN CASE)

GT SOLAR INTERNATIONAL, INC., et al.,

Defendants.

STIPULATION OF SETTLEMENT

This Stipulation of Settlement dated as of May 4, 2010 (the “Stipulation”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure.  Subject to the approval of the Court, this Stipulation is entered into by and among Lead Plaintiff, State Plaintiff, the GT Solar Defendants, and the Underwriter Defendants, each as hereinafter defined, by and through their respective counsel.  “Lead Plaintiff” is plaintiff Arkansas Public Employees Retirement System (“APERS”).  “State Plaintiff” is plaintiff Joyce T. Hamel.  Lead Plaintiff and State Plaintiff together are the “Plaintiffs”.  “GT Solar” is defendant GT Solar International, Inc. (the “Company”).  The “GT Solar Defendants” are the Company, GT Solar Holdings, LLC, GFI Energy Ventures LLC, Oaktree Capital Management, L.P., OCM/GFI Power Opportunities Fund II, L.P., OCM/GFI Power Opportunities Fund II (Cayman), L.P., Thomas M. Zarrella, Robert W. Woodbury, Jr., Edwin Lewis, J. Bradford Forth, Ernest L. Godshalk, Richard K. Landers, J. Michal Conaway, Richard Ernest Johnson, and Fusen E. Chen.  The “Underwriter Defendants” are Credit Suisse Securities (USA) LLC, UBS Securities LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc., Piper Jaffray & Co., and Thomas Weisel Partners LLC.  The GT Solar Defendants and the Underwriter Defendants are collectively “Defendants.”  Defendants and Plaintiffs collectively are the “Parties” (and each is a “Party”).

WHEREAS:

A.            Beginning on August 1, 2008, seven purported class actions complaints alleging violations of the federal securities laws were filed against various of the Defendants in the United States District Court for the District of New Hampshire,

specifically in the cases styled 2 West Inc. v. GT Solar Int’l, Inc., No. 08-00374-JM (D. N.H.); Bertoni v. GT Solar Int’l, Inc., No. 08-00336-JL (D. N.H.); Stricker v. GT Solar Int’l, Inc., No. 08-00324-JM (D. N.H.); Rubin v. GT Solar Int’l, Inc., No. 08-00330-JL (D. N.H.); Unger v. GT Solar Int’l, Inc., No. 08-00322-JL (D. N.H.); Dykes v. GT Solar Int’l, Inc., No. 08-00318-JL (D. N.H.); Braun v. GT Solar Int’l, Inc., No. 08-00312-JL (D. N.H.).

B.            By Order dated October 3, 2008, the Honorable Joseph N. Laplante consolidated the above-referenced actions for all purposes and designated case number 08-cv-00312-JL, Braun v. GT Solar Int’l, Inc., as the lead case (together with the other cases consolidated with it, the “Federal Action”).  On October 29, 2008, the Court appointed APERS as Lead Plaintiff and appointed Cohen Milstein Sellers & Toll PLLC (“Cohen Milstein”) as lead counsel (“Lead Counsel”) for the putative Class (as hereinafter defined).

C.            An action substantially similar to the Federal Action was filed in New Hampshire state court on September 18, 2008, styled Joyce T. Hamel, et al., v. GT Solar International, Inc., et al., Docket No. 10-C-5004 (N.H. Sup. Ct.) (the “State Action”; and together with the Federal Action, the “Actions”).  Plaintiff in the State Action is represented by Scott + Scott, LLP (“Scott + Scott”).  The State Action was removed to federal court on October 22, 2008, and remanded to New Hampshire state court on February 12, 2009.  By Order dated May 22, 2009, the Court in the Federal Action directed that “all discovery in the State Action, including third party, class certification, merits and expert discovery, if necessary, shall be coordinated with the Federal Action.”

D.            On December 22, 2008, Lead Plaintiff filed a Consolidated Class Action

Complaint (the “Complaint”) asserting claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, 15 U.S.C. § 77 (the “Securities Act”) against the Defendants, which became and remains the operative complaint in the Federal Action.  The Complaint alleged that the Defendants disseminated (or controlled those who disseminated) untrue or misleading statements of material fact in GT Solar’s registration statement filed with the Securities and Exchange Commission on Form S-1\A on July 23, 2008, and in GT Solar’s prospectus filed on Form S-1\A on July 24, 2008.  The registration statement and prospectus were filed in connection with GT Solar’s initial public offering on July 24, 2008 (the “IPO”).

E.             On February 5, 2009, Defendants filed a Motion to Dismiss the Complaint.  Lead Plaintiff filed a Memorandum in Opposition to the motion on March 23, 2009, and Defendants filed a Reply Memorandum on April 22, 2009.  By Order dated September 22, 2009, the Court denied Defendants’ motion to dismiss the Complaint.

F.             Pursuant to the Private Securities Litigation Reform Act (“PSLRA”), discovery had been stayed pending the outcome of the motion to dismiss.  Following the denial of Defendants’ motion to dismiss, Lead Plaintiff served document requests on the Defendants and served a subpoena duces tecum requesting production of certain documents on third party LDK Solar USA, Inc. (“LDK”).  Defendants and LDK produced, and counsel for Plaintiffs collectively reviewed, more than 75,000 documents (comprising more than 750,000 pages), produced in response to the document requests and the subpoena.

G.            On April 30, 2010, Lead Plaintiff filed its Motion for Class Certification (the “Class Certification Motion”).  The Parties then agreed to stipulate to a stay of

Defendants’ response to the Class Certification Motion in order to integrate, for purposes of efficiency, fact discovery on the merits with fact discovery relevant to class certification.  By order dated May 28, 2010, the Court granted the stay; and by Order dated February 4, 2011, the Court closed the Class Certification Motion by denying the motion without prejudice and with leave to re-file at a later time.

H.            Following the substantial completion of Defendants’ production of documents responsive to Lead Plaintiff’s document requests, the Parties agreed to a mediation of the Actions, with Judge Layn R. Phillips (ret.) serving as mediator.

I.              On March 4, 2011, the Parties participated in a full-day mediation conducted by Judge Layn R. Phillips (ret.).  As a result of this mediation, the Parties reached an agreement for the resolution of the Actions, and executed a Term Sheet on March 4, 2011.

J.             The Parties to this Stipulation have determined that the most efficient way to effect the settlement of the State Action is for Plaintiff Joyce T. Hamel to seek a voluntary dismissal, with prejudice, of the State Action; and for Plaintiff Joyce T. Hamel and any members of a putative class in the State Action to participate in the Settlement as members of the Class in the Federal Action.  The Parties will file a stipulation in the State Action providing for dismissal with prejudice of the State Action, in the manner and on the terms described below.

K.            Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability or otherwise constituting a violation of the federal securities laws or any other law.  Nonetheless, Defendants have concluded that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, in order to limit further expense, inconvenience, and distraction of management time and resources with respect to matters at issue in the Actions.  This Stipulation shall in no event be construed as, or deemed to be evidence of, an admission or concession of liability by any Defendant, or of any infirmity in the defenses asserted in the Actions.

L.             Lead Counsel represents as to its own activities and State Counsel represents as to its own activities that they have conducted a thorough investigation relating to the claims and the underlying events and transactions alleged in the Complaint.  These investigations and discovery included, inter alia:  (i) review of GT Solar’s SEC filings; (ii) review of securities analysts’ reports and advisories about the Company; (iii) review of wire and press releases published by and regarding the Company and LDK; (iv) review of publicly available documents, conference calls and announcements made by Defendants; (v) review of information regularly obtainable on the Internet; (vi) interviews with dozens of witnesses; (vii) review of over 750,000 pages of documents produced by Defendants and LDK; (viii) discussions with Defendants’ Counsel regarding these documents and the claims alleged in the Actions; and (ix) research of the applicable law with respect to the claims asserted in the Actions and the potential defenses thereto.

M.           Plaintiffs, by their counsel, have conducted discussions and arm’s-length negotiations with counsel for Defendants with respect to a compromise and settlement of the Actions with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class.

N.            Based upon their investigation, Plaintiffs and their Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Actions pursuant to the terms and provisions of this Stipulation, after considering: (i) the benefits that Plaintiffs and the members of the Class will receive from the settlement of the Actions; (ii) the attendant risks of litigation; (iii) the difficulties, expense and delays inherent in such litigation; (iv) the belief of Plaintiffs that the Settlement is fair, reasonable, and adequate, and in the best interest of all Class Members; and (v) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

O.            The Parties to this Stipulation acknowledge that the Actions are being voluntarily settled after advice of counsel, and that the terms of the Settlement are fair, adequate, and reasonable.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit in the Actions whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the Parties to this Stipulation, through their respective counsel of record, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the Parties hereto from the Settlement, that all Released Claims (as defined below) as against the Released Persons (as defined below) shall be compromised, settled, released, and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1.             As used in this Stipulation, the following terms shall have the following meanings:

(a)           “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim and Release form (“Proof of Claim”) to the Claims Administrator.

(b)           “Claims Administrator” means Strategic Claims Services, which shall administer the Settlement.

(c)           “Class” and “Class Members” means, for purposes of the Settlement only, all persons or entities who purchased or otherwise acquired the common stock of GT Solar from the effective date of the Company’s Registration Statement, through and including July 24, 2008, or who purchased or otherwise acquired the common stock of GT Solar pursuant or traceable to the Registration Statement, and who were damaged thereby.  Excluded from the Class are Defendants and their affiliates; members of their immediate families and their legal representatives, heirs, successors or assigns; any entity in which Defendants have or had a controlling interest; and the current and former officers and directors of the Company.  Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(d)           “Defendants’ Counsel” means any counsel representing any Defendant in the Action.

(e)           “Effective Date of Settlement” or “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in paragraph 27 below.

(f)            “Escrow Agent” means Cohen, Milstein Sellers & Toll PLLC.

(g)           “Escrow Bank” means Eagle Bank.

(g)           “Lead Counsel” means Cohen Milstein, as defined above.

(h)           “Net Settlement Fund” means the Settlement Amount (as defined below), together with any interest earned thereon, less (i) any Taxes, (ii) any amounts incurred for notice and/or administration expenses referred to in paragraphs 8 and 10 hereof, and (iii) the attorneys’ fees and expenses awarded to Lead Counsel pursuant to any Fee and Expense Application (referred to in paragraph 9 hereof) and approved by the Court.

(i)            “Notice” means the Notice of Proposed Settlement of Class Action, Motion for Attorneys’ Fees and Reimbursement of Expenses, and Settlement Fairness Hearing, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(j)            “Order and Final Judgment” means the proposed order to be entered by the Court approving the Settlement substantially in the form attached hereto as Exhibit B.

(k)           “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

(l)            “Person” means an individual, corporation, partnership, limited partnership, limited liability company or partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

(m)          “Plan of Allocation” means a plan or formula of allocation of the Net Settlement Fund to be proposed by Plaintiffs and approved by the Court which shall be described in the Notice to be sent to Class Members in connection with the Settlement.

(n)           “Registration Statement” means the Company’s registration statement filed with the SEC on Form S-1\A on July 23, 2008, and the Company’s prospectus filed on Form S-1\A on July 24, 2008 (or either of them), filed in connection with GT Solar’s July 24, 2008 IPO.

(o)           “Related Parties” means each of Defendants’ past or present subsidiaries, parents, affiliates, successors and predecessors, and their respective past or present officers, directors, shareholders, partners, members, principals, agents, employees, attorneys, insurers, spouses and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants.

(p)           “Released Persons” means each and all of Defendants and their Related Parties.

(q)           “Released Claims” means any and all claims, rights or causes of action or liabilities whatsoever, direct, derivative, or otherwise, contingent or absolute, matured or unmatured, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known and Unknown Claims (as defined below), that Plaintiffs or any other member of the Class (a) asserted in the operative

Complaint or any other complaint in either the Federal or State Action, (b) could have asserted in any forum, that arise out of, are based upon, or relate in any way, directly or indirectly, to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the operative Complaint or in any other complaint in either the Federal or State Action; or (c) could have asserted in any forum, that in any way relate to the purchase or acquisition of GT Solar common stock from the effective date of the Company’s Registration Statement, through and including July 24, 2008.  Released Claims does not include any present claims in the consolidated derivative action, Fan v. GT Solar Int’l, Inc., et al., No. 09-C-030, pending in New Hampshire state court, nor does it include any claims to enforce the Settlement.

(r)            “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims (as defined below), that have been or could have been asserted in the Action or any forum by the Defendants, or the successors and assigns of any of them against the Plaintiffs, any of the Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action.

(s)           “Settlement” means the settlement embodied by this Stipulation.

(t)            “Settlement Amount” means the principal amount of Ten Million and Five-Hundred Thousand Dollars ($10,500,000) in cash.

(u)           “Settlement Fund” means the Settlement Amount plus any interest that may accrue thereon as provided herein.

(v)           “State Counsel” means Scott + Scott, as defined above.

(w)          “Summary Notice” means the Summary Notice of Pendency and Proposed Settlement of Class Action for publication substantially in the form attached as Exhibit 3 to Exhibit A.

(x)            “Unknown Claims” means any and all Released Claims which Plaintiffs or any Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her, or its favor, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement.  With respect to any and all Released Claims and Settled Defendants’ Claims, the Parties stipulate and agree that upon the Effective Date, the Plaintiffs and Defendants shall expressly waive, and each Class Member and Released Person shall be deemed to have waived, and by operation of the Order and Final Judgment shall have expressly waived, any and all provisions rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Plaintiffs and Defendants acknowledge, and the Class Members and Released Persons by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2.             The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Released Claims as against all Released Persons and any and all Settled Defendants’ Claims.

3.             Upon the Effective Date of this Settlement:

(a)           Plaintiffs and members of the Class on behalf of themselves and each of their past or present subsidiaries, affiliates, parents, successors and predecessors, estates, heirs, trustees, executors, administrators, and their respective officers, directors, shareholders, employees, members, partners, assigns, agents, legal representatives, spouses and any persons they represent, shall, with respect to each and every Released Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any Released Claims against any of the Released Persons;

(b)           Each of the Defendants and Related Parties, on behalf of themselves and each of their past or present subsidiaries, affiliates, parents, successors and predecessors, estates, heirs, executors, administrators, and the respective officers, directors, shareholders, agents, legal representatives, spouses and any persons they represent, shall, with respect to each and every Settled Defendants’ Claims, release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

THE SETTLEMENT CONSIDERATION

4.             Within twelve (12) business days of the entry of the Order for Notice and Hearing, GT Solar, on behalf of the Released Persons, shall pay or cause to be paid the Settlement Amount into an interest-bearing escrow account (“Escrow Account”) at an independent financial institution on behalf of Plaintiffs and the Class, designated and controlled by Lead Counsel in the name of the “GT Solar Inc. Securities Litigation

Settlement Fund,” which Plaintiffs may use to pay amounts incurred for notice and administration of the Settlement.  This amount does not limit Lead Counsel’s ability to incur additional notice and administrative costs and to seek Court approval for reimbursement of those costs from the Settlement Fund after the balance of the Settlement Fund has been paid.

5.             The Settlement is not a claims-made settlement.  GT Solar has no ability to keep or recover any of the Settlement monies unless the Settlement does not become effective as set forth in paragraph 27.

6.             (a)  The Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in paragraph 8 hereof, (ii) the attorneys’ fee and expense award referred to in paragraph 9 hereof, and (iii) the remaining administration expenses referred to in paragraph 10 hereof.  The balance of the Settlement Fund after the above payments shall be the Net Settlement Fund which shall be distributed to the Authorized Claimants as provided in paragraphs 11 to 21 hereof.

(b)  Any sums required to be held in escrow hereunder prior to the Effective Date shall be deposited by the Escrow Agent in an account with the Escrow Bank.  All funds held by the Escrow Bank shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the person(s) paying the same pursuant to this Stipulation and/or further order of the Court.  The Escrow Bank, upon instructions from the Escrow Agent, shall deposit the Settlement Fund in an investment that is secured by the full faith and credit of the United States (whether in direct investments or a mutual fund, money market fund, or other fund of such federally-guaranteed investments) or is collaterized by investment securities including United States government securities or United States government agency securities, and shall collect and reinvest all interest accrued thereon.  The Parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.468B-1 and that, upon instructions from Lead Counsel, the Claims Administrator, as administrator of the Settlement Fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund.  Defendants agree to reasonably cooperate with the Claims Administrator and Lead Counsel to provide information available to them that is needed for filing tax returns for the Settlement Fund and will give their consent to the Settlement Fund’s filing of any relation back election.

(c)           All (i) taxes on the income of the Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively, “Taxes”) shall be paid out of the Settlement Fund, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Claims Administrator and Lead Counsel without prior order of the Court.  The Defendants and Released Persons shall have no liability or responsibility for the payment of any Taxes.  The Settlement Fund shall indemnify and hold the Released Persons harmless for any Taxes (including, without limitation, Taxes payable by reason of any such indemnification).

(d)           All claims of the Class or its members, all fees and expenses of Lead Counsel or State Counsel and their respective experts, consultants, or agents, and all other administrative or other approval expenses of the Settlement, including any and all Taxes, shall be paid from the Settlement Fund.  Class members shall look solely to the Settlement Fund for settlement and satisfaction of any and all Released Claims against the Released Persons.  Lead Counsel and State Counsel shall look solely to the Settlement Fund for payment of any attorneys’ fees, costs, or other expenses related to the Federal Action or the State Action.

ADMINISTRATION

7.             The Claims Administrator shall administer the Settlement under Lead Counsel’s supervision and subject to the jurisdiction of the Court.  The Released Persons shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund, except for their obligations: (1) to pay the Settlement Amount, as provided herein; and (2) to make GT Solar’s transfer records and shareholder information available to Lead Counsel or their agent to the extent necessary to identify and give notice to the Class within five (5) business days of the Court’s execution of the Order for Notice and Hearing.

8.             The Settlement Fund shall be applied to pay all reasonable costs and expenses of notice to members of the Class and administration of the Settlement Fund, escrow fees, Taxes, custodial fees and expenses incurred in connection with processing Proofs of Claim or distributing the Settlement Fund.  After entry of the Order for Notice and Hearing, and prior to Final Approval, up to $200,000 may be disbursed from the Settlement Fund without further approval of the Court, for the express purpose of providing notice of the Settlement and to administer the Settlement pursuant to the terms of the Order for Notice and Hearing.  Upon the Effective Date, Lead Counsel may pay

from the Settlement Fund the reasonable costs and expenses associated with the administration of the Settlement and the processing of submitted claims in excess of $200,000, upon Court approval.

ATTORNEYS’ FEES AND EXPENSES

9.             Lead Counsel will apply to the Court for an award from the Settlement Fund of attorneys’ fees and reimbursement of costs and expenses (the “Fee and Expense Application”), plus interest earned in the Settlement Fund on both amounts.  Any payment of attorneys’ fees and reimbursement of costs and expenses to State Counsel shall be made out of any award ordered by this Court, and in a manner and in such amounts as may be separately agreed to between Lead Counsel and State Counsel.  For the avoidance of doubt, State Counsel shall not file its own application for attorneys’ fees and reimbursement of costs and expenses in either the State Action or the Federal Action, but may recover fees, costs and expenses as part of any award made by this Court and as separately agreed to between Lead Counsel and State Counsel.  Such attorneys’ fees and expenses as may be awarded by the Court shall be paid from the Settlement Fund to Lead Counsel immediately upon the Court’s execution of the Order and Final Judgment, notwithstanding the existence of any timely-filed objections thereto, potential for appeal therefrom, or any collateral attack on the Settlement or any part thereof, subject to the obligation of Lead Counsel to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the rate paid on the Settlement Fund by the financial institution holding it, if and when this Stipulation is terminated pursuant to paragraph 28 hereof; or if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or expense award is reduced or reversed.  Defendants will not contest or otherwise negatively comment on Lead Counsel’s Fee and Expense Application, or any request for an award to Plaintiffs (if any such request is made), provided that the total award sought in any such application shall not exceed thirty percent (30%) of the Settlement Amount; and such matters are not the subject of any agreement between the Parties other than what is already set forth above in this paragraph.  The procedure for and the allowance or disallowance of any application for attorneys’ fees and expenses are matters separate and apart from the Settlement and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement.  Any order or proceeding relating solely to an award of attorneys’ fees and expenses, or any appeal from any order relating thereto, or any reversal or modification thereof, is not a condition of and shall have no effect on the Settlement and shall not operate to, or be grounds to, terminate or cancel the Settlement or to affect or delay the finality of the final judgment approving the Settlement.

ADMINISTRATION EXPENSES AND DISTRIBUTION ORDER

10.           Lead Counsel will apply to the Court, on notice to Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

11.           The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves).  The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Settlement that the Plan of Allocation be approved.  Defendants will take no position with respect to such proposed Plan of Allocation or such plan as may be approved by the Court.

12.           Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his, her, or its Recognized Claim compared to the total Recognized Claims of all accepted claimants.

13.           The Defendants shall not have any responsibility for or liability, or any rights or claims, whatsoever with respect to: (i) any act, omission or determination of Lead Counsel, the Escrow Bank or the Claims Administrator, or any of their respective designees or agents, in connection with the administration of the Settlement or otherwise; (ii) the management, investment or distribution of the Settlement Fund; (iii) the Plan of Allocation; (iv) the determination, administration, calculation, or payment of any claims asserted against the Settlement Fund; (v) any losses suffered by, or fluctuations in the value of, the Settlement Fund; or (vi) the payment or withholding of any Taxes, expenses, and/or costs incurred in connection with the taxation of the Settlement Fund or the filing of any returns.

14.           Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Persons concerning the Released Claims.

15.           The Claims Administrator and Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

16.           For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant,” the following conditions shall apply:

(a)           Each Class Member shall be required to submit a Proof of Claim (see Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the claimant’s loss, or such other documents or proof as the Claims Administrator, in its discretion, may deem acceptable;

(b)           All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court.  Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Persons concerning the Released Claims.  Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.  In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)           Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below.  Lead Counsel will submit the Claims Administrator’s recommendations to the Court;

(d)           Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefore, and shall indicate in such notice that the claimant whose claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of subparagraph (e) below;

(e)           If any claimant whose claim has been rejected in whole or in part desires to contest such rejection, the claimant must, within twenty (20) calendar days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court; and

(f)            The Claims Administrator’s recommendations accepting and rejecting claims shall be presented to the Court for its approval in the Class Distribution Order.

17.           Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that claimant’s status as a Class Member and the validity and amount of the claimant’s claim.  No discovery shall be allowed of the Defendants or the Released Persons or on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.  In any event, Defendants do not have the right to request discovery on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

18.           The payment of the Settlement Amount pursuant to this Stipulation shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Persons concerning the Released Claims.

19.           All proceedings with respect to the administration, processing and determination of claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

20.           The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after:  (i) all claims have been processed, and all claimants whose claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court; and (iv) all costs of administration have been paid.

21.           If any funds remain in the Net Settlement Fund by reason of uncashed checks, or otherwise, after the Claims Administrator has made reasonable and diligent efforts to have Authorized Claimants who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks, then any balance remaining in the Net Settlement Fund six (6) months after the initial distribution of such funds shall be used: (a) first to pay any amounts mistakenly omitted from the initial distribution to Authorized Claimants or to pay any late, but otherwise valid and fully documented claims received after the cut-off date used to make the initial distribution, which were not previously authorized by the Court to be paid, provided that such distributions to any late post-distribution claimants meet all of the other criteria for inclusion in the initial distribution, (b) second to pay any additional settlement administration fees and expenses, including those of Lead Counsel and State Counsel as may be approved by the Court, and (c) finally, to be donated to a 501(c)(3) charity chosen by Lead Counsel.

TERMS OF ORDER FOR NOTICE AND HEARING

22.           Within fifteen (15) days of the execution of this Stipulation, the Parties jointly shall apply to the Court for preliminary approval of the Settlement contemplated by this Stipulation.  Concurrently with the application for preliminary Court approval, the Parties jointly shall apply to the Court for entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A.

TERMS OF ORDER AND FINAL JUDGMENT

23.           If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the Parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

RIGHT OF EXCLUSION AND OBJECTION

24.           Any Person may seek to be excluded from the Class and the Settlement provided for by this Stipulation by submitting a written request for exclusion (“Request for Exclusion”), including proof of membership in the Class.  Any Request for Exclusion must be postmarked or received by the Claims Administrator no later than fourteen (14) calendar days before the Final Settlement Hearing date established by the Court.  Any Class Member so excluded shall not be bound by the terms of the Stipulation, nor entitled to any of its benefits, and shall not be bound by any Order and Final Judgment and/or other order of the Court entered herein, whether pursuant to this Stipulation or otherwise.

25.           Any Class Member who does not exclude himself, herself, or itself from the Class and the Settlement shall have the right to submit written objections concerning the Settlement, Plan of Allocation, and/or Lead Counsel’s application for attorneys’ fees and expenses, which objections shall state all of the reasons for the objection(s) and proof of the Class Member’s membership in the Class.  Any written objection(s), and any briefs, affidavits or other evidence submitted in support thereof must be filed with the Clerk of the Court and served on Lead Counsel, State Counsel and Defendants’ Counsel fourteen (14) calendar days before the Settlement Fairness Hearing date established by the Court.  All persons and/or entities desiring to attend the Settlement Fairness Hearing and be heard as objectors must have filed written objections as provided herein, as a condition of appearing and being heard at such hearing.  Any Class Member who does not timely file written objections to the Settlement pursuant to this paragraph and the Notice shall not be permitted to object to the Settlement at the Settlement Fairness Hearing, and shall be foreclosed from objecting to, challenging or otherwise seeking review of the Settlement by appeal or otherwise, in this Action or in any other action.

26.           To retract or withdraw a Request for Exclusion, a member of the Class must file, before the Effective Date, a written notice with the Claims Administrator stating the person’s or entity’s desire to retract or withdraw his, her, or its Request for Exclusion and that person’s or entity’s desire to be bound by any judgment or settlement in this Action; provided, however, that the filing of such written notice may be effected by Lead Counsel.  Lead Counsel shall promptly notify Defendants’ Counsel of any retraction or withdrawal of a Request for Exclusion.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

27.           The Effective Date of Settlement shall be the date when all of the following shall have occurred:

(a)           funding in conformity with paragraph 4;

(b)           entry of the Order for Notice and Hearing in all material respects in the form annexed hereto as Exhibit A;

(c)           approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

(d)           entry by the Court of an Order and Final Judgment, in all material respects in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in a form other than that provided above (“Alternative Judgment”) and none of the Parties hereto elects to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review; and

(e)           dismissal, with prejudice, of the State Action, and the expiration of all rights of review or appeal, or of the time to seek such review or appeal, of such dismissal.

28.           Defendants’ Counsel and Lead Counsel shall each have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other Parties hereto within thirty (30) calendar days of: (a) the Court’s declining to enter the Order for Notice and Hearing in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the First Circuit Court of Appeals or the Supreme Court if the Order

and Final Judgment is appealed; (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the First Circuit Court of Appeals or the United States Supreme Court; (f) the failure to dismiss the State Action with prejudice as provided in paragraph 32 below.  In addition, Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing Termination Notice to all other Parties hereto within thirty (30) calendar days of GT Solar’s failing to pay the Settlement Amount into the Escrow Account by the date required by this Stipulation.

29.           If, prior to the Settlement Hearing, any Persons who otherwise would be members of the Settlement Class have timely requested exclusion (“Requests for Exclusion”) from the Settlement Class in accordance with the provisions of the Notice Order and the Notice given pursuant thereto, and such Persons in the aggregate purchased or otherwise acquired a number of shares of GT Solar common stock during the relevant time periods in an amount greater than the sum specified in a separate “Supplemental Stipulation” between Plaintiffs and Defendants, GT Solar shall have, in its sole and absolute discretion, the option to terminate this Stipulation on behalf of all Parties in accordance with the procedures set forth in the Supplemental Stipulation.  Plaintiffs shall also have the right to seek a retraction of any Request for Exclusion pursuant to the Supplemental Stipulation.  The Supplemental Stipulation will not be filed with the Court.  If required by the Court, the Supplemental Stipulation and/or any of its terms may be disclosed in camera to the Court for purposes of approval of the Settlement, but such disclosure shall be carried out to the fullest extent possible in accordance with the practices of the Court so as to preserve the confidentiality of the Supplemental Stipulation, particularly the threshold aggregate number of shares.  Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall be delivered to Defendants’ counsel as soon as possible after receipt by Lead Counsel and State Counsel but in any event no later than five (5) business days before the Settlement Hearing.

30.           An order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to Plaintiffs or Lead Counsel shall not constitute grounds for cancellation or termination of this Stipulation or the Settlement.

31.           Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the Parties to this Stipulation shall be deemed to have reverted to their respective litigation positions as of March 4, 2011 and, except as otherwise expressly provided, the Parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Settlement Amount previously paid or caused to be paid by GT Solar, together with any interest earned thereon, less any Taxes due with respect to such income, and less the costs of administration and notice actually incurred whether paid or not paid, shall be returned within ten (10) business days to the payor of the Settlement Amount.

DISMISSAL OF THE STATE ACTION

32.           Contemporaneously with the execution of this Stipulation, the Parties will execute a stipulation providing for the dismissal with prejudice of the State Action upon the occurrence of all the events described in paragraphs 27(a), 27(b), 27(c) and 27(d) above.  The stipulation providing for dismissal with prejudice of the State Action shall be in the form attached hereto as Exhibit C (the “State Action Stipulation”).  Defendants and

Plaintiff Joyce T. Hamel shall file the executed State Action Stipulation with the clerk of the state court within one (1) business day of the filing of this Stipulation.  The Parties acknowledge and agree that the execution and filing of the State Action Stipulation is a necessary condition of the Settlement and of the Parties’ agreement to the terms set forth in this Stipulation.  If the State Action Stipulation is not executed and filed as provided in this paragraph, GT Solar shall have the right to terminate the Settlement in the manner provided in paragraph 28 above.

33.           Within five (5) business days of the occurrence of all of the events described in paragraphs 27(a), 27(b), 27(c) and 27(d) above, Defendants and Plaintiff Joyce T. Hamel shall provide notice of such occurrence to the Court in the State Action, in the manner provided in the State Action Stipulation.  Upon such notice, the court in the State Action shall dismiss the State Action with prejudice as provided in the State Stipulation.  If the Court in the State Action for any reason declines to enter an order dismissing the State Action with prejudice, then any of the Parties shall have the right to terminate the Settlement as provided in paragraph 28 above.

NO ADMISSION OF WRONGDOING

34.           This Stipulation and all negotiations, statements, and proceedings in connection herewith shall not, in any event, be construed or deemed to be evidence of an admission or concession on the part of Plaintiffs, the Defendants, any member of the Class, or any other person or entity, of any liability or wrongdoing by them, or any of them, and shall not be offered or received in evidence in any action or proceeding (except an action to enforce this Stipulation and settlement contemplated hereby), or be used in any way as an admission, concession, or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that Plaintiffs, any member of the Class, any present or former stockholder of GT Solar, or any other person or entity, has or has not suffered any damage, except that the Released Persons may file this Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

MISCELLANEOUS PROVISIONS

35.           All of the exhibits attached hereto are material and integral parts hereof and are hereby incorporated by reference as though fully set forth herein.

36.           GT Solar represents and warrants, as to its payment of the Settlement Amount at the time of such payment, that it was not insolvent, nor will the payment of the Settlement render it insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.

37.           The Parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Persons with respect to the Released Claims.  Accordingly, Plaintiffs, on behalf of themselves and the Class, and Defendants agree not to assert in any forum that the Action was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis.  The Parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

38.           This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all Parties hereto or their successors-in-interest.

39.           The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

40.           The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Lead Counsel and enforcing the terms of this Stipulation.

41.           The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

42.           This Stipulation and its exhibits (including the “Supplemental Stipulation” entered into pursuant to Paragraph 29 hereof) constitute the entire agreement among the Parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

43.           This Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the Parties to this Stipulation shall exchange among themselves original signed counterparts.

44.           This Stipulation is binding upon and shall inure to the benefit of the Parties and their respective agents, successors, executors, heirs and assigns.

45.           The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the laws of the State of New Hampshire without regard to any choice of law provision, except to the extent that federal law requires that federal law governs.

46.           This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties, and all Parties have contributed substantially and materially to the preparation of this Stipulation.

47.           All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

48.           Lead Counsel, State Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation and the Settlement, and in seeking the dismissal with prejudice of the State Action, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

Dated: May 4, 2011	COHEN MILSTEIN SELLERS & TOLL PLLC
By:
/s/ Daniel S. Sommers
Daniel S. Sommers (Pro Hac Vice)
Matthew K. Handley (Pro Hac Vice)
S. Douglas Bunch
1100 New York Avenue N.W.
West Tower, Suite 500
Washington, DC 20005-3964
(202) 408-4600

Counsel for Lead Plaintiff

Dated: May 4, 2011	SCOTT + SCOTT LLP
By:
/s/ Geoffrey M. Johnson
David R. Scott
Geoffrey M. Johnson
12434 Cedar Road, Ste 12
Cleveland Heights, OH 44106
Telephone: (216) 229-6088

Counsel for Plaintiff Joyce T. Hamel

Dated: May 4, 2011	ROPES & GRAY LLP
By:
/s/ Randall W. Bodner
Randall W. Bodner (Pro Hac Vice)
Christopher G. Green (Pro Hac Vice)
C. Thomas Brown (Pro Hac Vice)
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Telephone: (617) 951-7000
Facsimile: (617) 951-7050

Counsel for the GT Solar Defendants

Dated: May 4, 2011	O’MELVENY & MYERS LLP
By:
/s/ William J. Sushon
William J. Sushon
B. Andrew Bednark
7 Times Square
New York, NY 10036
Telephone: (212) 326-2000

Counsel for the Underwriter Defendants